Russell Investment Funds
Shareholder Votes

There was a Special Meeting in
Lieu of Annual Meeting of Shareholders
of the Russell Investment
Funds ("the Investment Company") held
at 909 A Street, Tacoma, Washington on
October 25, 2007.
The following matters were voted upon
at the meeting.


Proposal: To  approve changes to the
Liquidation Provision of the Master
Trust Agreement to allow a fund to be
liquidated or terminated without the
specific approval of the shareholders
of the fund.
Vote:
Multi-Style Equity Fund
For: 26,571,421.430 Against:1,473,016.661
Abstain: 945,738.311
Aggressive Equity Fund
For:14,073,975.361 Against:1,203,040.304
Abstain:387,374.580
Non-U.S. Fund
For:24,903,274.660 Against:2,282,057.532
Abstain:954,356.046
Real Estate Securities Fund
For:26,373,509.805 Against:1,886,263.836
Abstain:917,491.771
Core Bond Fund
For:27,813,496.627 Against:1,548,105.451
Abstain:895,032.461

Proposal: To approve changes to the
Reorganization Provision of the Master
Trust Agreement to
allow the reorganization (including
merger) of any Fund without the specific approval of the shareholders of the fund.
Vote:
Multi-Style Equity Fund
For:26,566,516.191 Against:1,508,835.774
Abstain:914,824.438
Aggressive Equity Fund
For:14,057,232.761 Against:1,233,973.367
Abstain:373,184.117
Non-U.S. Fund
For:24,093,274.66 Against:2,282,057.53
Abstain:954,356.05
Real Estate Securities Fund
For:26,373,509.81 Against:1,886,263.84
Abstain:917,491.77
Core Bond Fund
For:27,813,496.63 Against:1,548,105.45
Abstain:895,032.46


Proposal: To approve a status change for the Real Estate Securities Fund.
Vote:
For:26,380,293.99 Against:1,865,014.26
Abstain:931,957.16